UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

WEIS MARKETS, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Shareholders of

WEIS MARKETS, INC.

To Be Held On

MAY 1, 2025

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of the Shareholders (the “Annual Meeting”) of Weis Markets, Inc. (the “Company”), will be held on Thursday, May 1, 2025, at 10:00 a.m., Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801, for the following purposes:

1.	Election of Directors: To elect five directors to serve, subject to provisions of the by-laws, until the next Annual Meeting of Shareholders or until their respective successors have qualified;
2.	Ratification of Appointment of the Independent Registered Public Accounting Firm: To approve the appointment of the independent registered public accounting firm for the fiscal year ending December 27, 2025; and
3.	Other Business: To act upon such other business as may properly come before such meeting, or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 13, 2025, as the record date for the Annual Meeting. Only holders of shares of Common Stock of record at that time will be entitled to receive notice and vote at the Annual Meeting and may vote by proxy (i) on the Internet, (ii) by telephone or (iii) by signing and dating a proxy card and returning it to the Company.

This summary is qualified in its entirety by the detailed information contained within the Proxy Statement.

Important Notice Regarding Availability of Proxy Materials for Weis Markets, Inc.

Annual Meeting of Shareholders to be Held on May 1, 2025

This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at https://www.weismarkets.com/financial.html.

By Order of the Board of Directors,

John F. O’Hara

Secretary

March 13, 2025

Sunbury, Pennsylvania

WEIS MARKETS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to all shareholders of record as of March 13, 2025, the record date of the Company, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2025 Annual Meeting. The Annual Meeting will be held on Thursday, May 1, 2025, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801.

INFORMATION CONCERNING THE SOLICITATION

The Company is sending an “Important Notice of Availability of Proxy Materials for the Annual Meeting of Shareholders of Weis Markets, Inc.” (the “Notice”) to its shareholders on or about March 13, 2025. The Company is providing access to its proxy materials over the Internet under rules adopted by the Securities and Exchange Commission (the “SEC”). All shareholders have the ability to access the proxy materials on the website identified in the Notice or to request a printed copy of proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet, and how to request a printed copy of the proxy materials. This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at https://www.weismarkets.com/investor-relations.

Subject to the conditions hereinafter set forth, the shares represented by each proxy executed will be voted at the Annual Meeting, or any adjournments or postponements thereof, in accordance with the specifications therein made. Where there is no contrary choice specified, the proxy will be voted “FOR” Proposals No. 1 and No. 2 as therein specified. A submitted proxy will also authorize the proxy holders to vote in their discretion on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

An executed proxy may be revoked by the person signing the same at any time before the authority thereby granted is exercised. The revocation may be exercised at any time before the Annual Meeting by indicating the revocation in writing. This revocation should be directed to the Judge of Elections, Weis Markets, Inc., 1000 South Second Street, Sunbury, Pennsylvania 17801. The proxy may also be revoked by voting in person at the Annual Meeting or by submitting a new proxy with a later date including a proxy given over the Internet or by telephone.

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report on Form 10-K, shareholders may write the Company at its address set forth on page 1, by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com.

VOTING SECURITIES, RECORD DATE AND VOTING RIGHTS

As of March 13, 2025, the record date for the Annual Meeting, the number of outstanding shares of Common Stock was 26,898,443. The presence, in person or by proxy, of at least 13,449,222 shares will constitute a quorum.

Only holders of Common Stock of the Company of record at the close of business on March 13, 2025 will be entitled to notice of and to vote on all matters at the Annual Meeting and at any adjournment thereof. Each holder of Common Stock will be entitled to one vote for each share of stock so held and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder’s proxies, may vote the number of shares of stock owned by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all of such votes for a single director nominee or distribute them among two or more director nominees. If you wish to cumulate your votes, you must vote by using a proxy card rather than voting by telephone or the Internet.

Directors are elected by a plurality vote of all votes cast at the Annual Meeting. The ratification of the appointment of the independent registered public accounting firm (“independent auditors”) requires the affirmative vote of a majority of all votes cast at the Annual Meeting. Abstentions and broker “non-votes” will be treated as present for purposes of determining a quorum, but will not affect the election of directors or other matters submitted to the vote of shareholders. A broker “non-vote” occurs when a shareholder has not provided voting instructions to its broker for a non-routine item because the New York Stock Exchange (“NYSE”) precludes brokers from giving a proxy to vote on a non-routine item. The election of directors (Proposal No. 1) is a non-routine matter under the NYSE rules.  The ratification of the independent auditors (Proposal No. 2) is a routine matter.

The Company’s by-laws specify that notice of any matter to be brought before an annual meeting by a shareholder must be received at the principal executive offices of the Company no later than the notice deadline described under the caption “Shareholders’ Proposals for Next Annual Meeting.”  Management does not intend to bring any other matters before the Annual Meeting, and does not know of any other matter that is eligible for action at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company believes that the proposed nominees for election as directors are willing to be elected as such, and it is intended that the person or persons named in the accompanying form of proxy or their substitutes will vote for the election of these nominees, unless specifically instructed to the contrary on the form of proxy. However, if any nominee, at the time of the election, is unable or unwilling to serve, or is otherwise unavailable for election, and in consequence other nominees are designated, the person or persons named in the proxy or their substitutes shall have discretion or authority to vote or refrain from voting in accordance with their judgment on the other nominees.

The Company requires its directors to possess the experience and skills necessary to oversee the management of the Company in the interest of the Company and its shareholders. The Board will consider for nomination a candidate who:

●	has the highest personal and professional ethics, integrity and values;
●	consistently exercises sound and objective business judgment;
●	has significant appropriate senior management and leadership experience;
●	is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings; and
●	will be committed to building sound, long-term Company growth.

When considering a person to be recommended for re-nomination as a director, the Board will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the above-mentioned criteria. The Board believes the current Board members meet these criteria to effectively serve the Company. The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude each director should serve on the Board.

The Board recommends a vote “FOR” the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. All of the nominees were elected to the Board at the 2024 Annual Meeting. The following table and accompanying footnotes set forth information about each Board nominee as of March 13, 2025:

		Principal Occupation and any
		Position with the Company;		Director
Name		Other Reporting Company Directorships	Age	Since
Jonathan H. Weis	(1)	Chairman, President and Chief Executive Officer	57	1996
Harold G. Graber	(2)	Former Senior Vice President of Real Estate and Development and Secretary	69	2011
Dennis G. Hatchell	(3)	Founder and Manager Hatchellco, LLC	75	2015
Edward J. Lauth III	(4)	Chief Executive Officer Shaner Capital, L.P.	70	2012
Gerrald B. Silverman	(5)	Founder and Principal Jammen82, LLC	66	2010
(1)	Jonathan H. Weis. Mr. Weis joined the Company in 1989. Mr. Weis served the Company as Vice President of Property Management and Development from 1996 until April 2002, at which time he was appointed as Vice President and Secretary. In January of 2004, the Board appointed Mr. Weis as Vice Chairman and Secretary. Mr. Weis became the Company’s interim President and Chief Executive Officer in September 2013 and was appointed as President and Chief Executive Officer in February 2014. The Board elected Mr. Weis as Chairman of the Board in April 2015. Additionally, Mr. Weis assumed the duties of interim Chief Operating Officer from October 2024 to January 2025.

Mr. Weis has been employed by the Company for 35 years. Throughout his employment, he has acquired diverse and extensive experience with the Company in the areas of real estate, property management, procurement, merchandising and store operations. This experience provides him with a vision for the Company’s future as well as in-depth knowledge of the operational risks facing the Company. His position as CEO also allows him to provide essential insight and guidance to the Board from an inside perspective of the day-to-day operations.

(2)	Harold G. Graber. Mr. Graber joined the Company in 1989 as its Director of Real Estate, after spending 12 years in real estate/store development with a Mid-West retailer. Mr. Graber served the Company as Vice President for Real Estate from 1996 and in February 2010, was promoted to Senior Vice President of Real Estate and Development. In February 2014, Mr. Graber also became Secretary of the Company. In February 2024, Mr. Graber announced his retirement from the Company, effective February 29, 2024.

Mr. Graber was employed by the Company for almost 35 years. Throughout his employment, he acquired diverse and extensive experience with the Company for real estate and development strategy, which provides the Board with a valuable perspective.

(3)	Dennis G. Hatchell. Mr. Hatchell founded Hatchellco, LLC (a consulting firm specializing in corporate strategy and merger monitoring) in 2015 and serves as the Manager of such company. Mr. Hatchell served as President and Chief Operating Officer and a director of The Pantry Inc. (a chain of convenience stores) from March 2012 until March 2015. Previously, he was Vice Chairman of Alex Lee Inc. (a food retail and distribution company) headquartered in Hickory, North Carolina, which is a holding company of Lowe’s Food Stores, Merchants Distributors, Inc. and Institution Food House. He served as President and Chief Operating Officer of Alex Lee Inc. from 1995 to 2012; President of Lowes Food Stores, Inc., a division of Alex Lee Inc., from 1989 to 1995; Group Vice President of Merchandising and Store Operations from 1986 to 1989 for H.E. Butt Grocery Company in San Antonio, Texas; and President of Merchants Distributors, Inc., from 1980 to 1986. Mr. Hatchell was with Western Grocers (Super Valu) in Denver, Colorado from 1972 to 1980 serving in several positions rising to Vice President, General Manager. Previously, Mr. Hatchell served on the Board of Directors at Mt. Olive Pickle Company, Inc. from 2020 to 2024 and was Chairman of the Board of Directors at the National Association of Wholesaler-Distributors (NAW) and was also a member of the Wake Forest University Schools of Business Board until November 2019.

Mr. Hatchell’s extensive operational experience related to grocery and convenience store retailing, logistics, as well as his direct financial oversight of The Pantry Inc. and Alex Lee Inc. give him insight into the specific challenges and risks faced by the grocery industry, which provides an important perspective as well as industry experience that is vital to the Board.

(4)	Edward J. Lauth III. Mr. Lauth has served as Chief Executive Officer of Shaner Capital, L.P. since 2011. Shaner has interests in energy parks and real estate development in Pennsylvania. In addition, Mr. Lauth served as an advisor to Hydro Recovery (frac water treatment) in Blossburg, Pennsylvania. Since 2004 Mr. Lauth has also served as Managing General Partner of Governor’s Harbour Resort & Marina, Ltd., which was formed by Mr. Lauth in 2004 to develop 200 acres on the island of Eleuthera in the Bahamas. As an entrepreneur and businessman, Mr. Lauth founded AquaPenn Spring Water Company in 1988, which went public (APN: NYSE) in 1998 and was later acquired by Group Danone in 1999. Mr. Lauth was the developer of Baby’s Burgers and Shakes, a landmark 1950’s diner, and two hi-rise residential and student condominium projects in State College, Pennsylvania. Mr. Lauth’s community service commitments include his positions as past Chairperson of the Centre County United Way and past Chairman of the Suzanne Pohland Paterno Student Faith Center at Penn State University.

Mr. Lauth has had an extensive career in sales, marketing and real estate development. This combined experience along with Mr. Lauth’s entrepreneurial skills provides the Board with a valuable perspective.

(5)	Gerrald B. Silverman. Mr. Silverman founded Jammen82 LLC (a management consulting firm specializing in corporate organizational productivity and brand building) in 2019 and serves as the principal of the firm. Mr. Silverman served as Chief Executive Officer/President of Jewish Federations of North America from September 2009 until September 2019. Before joining The Jewish Federations, Mr. Silverman served as President of the Foundation for Jewish Camp, the only non-profit national organization dedicated to raising awareness and support of non-profit Jewish resident camps. Between 1994 and 2004, Mr. Silverman held a range of executive positions at the Stride Rite Corp. of Boston, including President of its International Division; President, Stride Rite Children’s Group; and President, Keds Corp. Between 1979 and 1994 Mr. Silverman held several senior executive positions at Levi Strauss & Co. in San Francisco, CA. Mr. Silverman also serves as a Director on the Board of the Harold Grinspoon Foundation.

Mr. Silverman is a highly experienced leader in the North American Jewish community and longtime corporate executive, with over 40 years of experience. Mr. Silverman’s extensive executive level management background within other retail industries is a valuable resource for the Board.

Independence of Directors

The Board has determined that Directors Hatchell, Lauth and Silverman are independent within the meaning of the listing standards of the NYSE. An independent director is defined as a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Companies listed on the NYSE must comply with certain standards regarding corporate governance, as codified in Section 303A of the Listed Company Manual of the NYSE, with some exceptions. A company of which more than 50% of the voting power is held by an individual, a group or another company is not required by the NYSE to comply with the requirements of Sections 303A.01 Independent Directors, 303A.04 Nominating/Corporate Governance Committee or 303A.05 Compensation Committee. The Weis family, consisting of Jonathan H. Weis, Chairman, President and Chief Executive Officer, the Estate of  Patricia G. Ross Weis, Jennifer Weis, Colleen Ross Weis, Ellen W. P. Wasserman, Kathryn J. Zox, Thomas H. Platz, James A. Platz and EKTJ Management LLC control approximately 65% of the voting power of the Company. They have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group within the meaning of these rules.

The Company has a majority of independent directors. The Company’s Audit Committee and Compensation Committee are comprised of all independent directors.

Board Committees and Meeting Attendance

Board of Directors. The Company’s Board held four regular meetings during fiscal 2024. No director attended fewer than 75% of the aggregate meetings of the Board and all Board committees on which the director served. All directors attended the 2024 Annual Meeting.

Under the policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings, the Annual Meeting and any special meetings of the shareholders. Participation is permissible by means of conference telephone or similar communications equipment.

Audit Committee.  The Audit Committee is comprised of three non-management independent directors, as required by the NYSE listing standards. The Audit Committee acts independently to review the scope and engagement results of the independent auditors and the adequacy of the Company’s internal and financial controls. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report” included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board. A copy of this charter is available on the Company’s corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2024 Audit Committee was comprised of Directors Hatchell, Lauth and Silverman. Mr. Hatchell served as Chairman of the Audit Committee. The Audit Committee held four regular meetings and four special meetings during fiscal 2024.

The Board has determined that all Audit Committee members are financially literate under the listing standards of the NYSE. The Board also determined that all Audit Committee members were “audit committee financial experts” in fiscal 2024 and all Audit Committee members are “audit committee financial experts” in fiscal 2025, as defined in Item 401(h) of Regulation S-K, and all members of the Audit Committee are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the listing standards of the NYSE.

Compensation Committee.  The Compensation Committee is comprised of three non-management independent directors. The Compensation Committee is responsible for developing policies and programs, and making recommendations about compensation arrangements for senior management to the Board. The Compensation Committee is governed by a written charter approved by the Board, which is available on the Company’s corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2024 Compensation Committee was comprised of Directors Hatchell, Lauth and Silverman. Mr. Silverman served as Chairman of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2024. The Company’s Chairman, President and Chief Executive Officer is not a member of the Compensation Committee; however, the Compensation Committee seeks input from him regarding the performance of the other executive officers. The Compensation Committee has in the past sought assistance from consulting firms specializing in compensation and benefits and may do so in the future. Any such consulting firm that is hired will be independent under applicable NYSE rules.

Corporate Governance Matters

The Company has adopted Corporate Governance Guidelines which are available on the Company’s corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Board Leadership Structure.  The Board believes that Jonathan H. Weis is presently best positioned to serve as Chairman given his familiarity with the Company’s business, the retail grocery industry, and the oversight and execution of the Company’s corporate strategy. The Board also presently believes that this structure allows for one person to speak for and to lead the Company and the Board. The Board has separated the roles in the past and may choose to do so again in the future. The decision by the Board on whether to combine or separate the roles is based upon the needs of the Company and Board at a given time. As discussed below, to augment its corporate governance practices, the non-management independent directors of the Company also meet in scheduled executive sessions without management.

Article V Section 5.5 of the Company’s by-laws states that the Chairman shall preside at all meetings of the shareholders and the Board. The by-laws also state that the CEO shall have the general charge and supervision of the business of the Company and shall exercise or perform all the powers and duties usually incident to the office of CEO. The CEO is responsible for the day-to-day leadership and performance of the Company.

Non-Management Independent Directors.  To empower non-management independent directors to serve as a more effective check on management, the non-management independent directors of the Company have met at regularly scheduled executive sessions without management. The 2024 non-management independent directors were Directors Hatchell, Lauth and Silverman. Mr. Lauth presided over the four meetings held during 2024. Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so as set forth in “Shareholder or Interested Parties Communications.”

The Board’s Role in Risk Oversight.  The Board oversees the management of risks inherent in the operation of the Company’s business. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor systems for material risks applicable to the Company. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committees’ areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including financial and cybersecurity risks. The Audit Committee is the lead committee of the Board of Directors responsible for oversight of the Company’s risk-based cybersecurity program and bears the primary responsibility for this aspect of the business. For more information regarding the Company’s risk-based cybersecurity program, please refer to the Item 1c. Cybersecurity in the 2024 Annual Report on Form 10-K. In connection with its risk management role, the Audit Committee also meets privately with the Company’s independent auditors, the internal auditors and the Chief Financial Officer quarterly. As part of its responsibilities as set forth in its charter, the Compensation Committee reviews the impact of the Company’s executive compensation program and the associated incentives to determine whether they present a significant risk to the Company. Based on this review, the Compensation Committee concluded its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics.  The Company has adopted a “Code of Business Conduct and Ethics” that applies to its directors, officers and certain employees. Separately, the Company also adopted a “Code of Ethics for CEO and CFO” specific to its chief executive officer, chief financial officer, corporate controller and any person performing similar functions. The Company has made both documents available on its corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Securities Trading Policy.  The Company has adopted a “Securities Trading Policy” that applies to its directors, officers and certain employees. It is the policy of the Company that directors, officers and employees, and their Related Parties, should not engage in short-term or speculative transactions involving the Company’s securities. The Company has made this document available on its corporate governance website at https://www.weismarkets.com/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.” The Company discourages speculative hedging transactions but does permit long-term hedging transactions that are designed to protect an individual’s investment in Company stock; provided that the hedge must be for at least one year and relate to stock or options held by the individual. Those transactions must be pre-cleared with the Chief Financial Officer or Corporate Controller. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. A copy of this policy is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024. Additionally, the Company’s policy is to only engage in transactions of the Company securities in compliance with insider trading laws.

Board Nominations.  Based upon the stock ownership of the principal shareholders, the Company determined it would be better served by having the full Board review nominating and corporate governance issues rather than establishing separate committees. Therefore, there is no nominating committee charter.

If the Board determines there is a need to add or replace a director, the following criteria are considered for each recommended candidate. The candidate (a) has the highest personal and professional ethics, integrity and values; (b) consistently exercises sound and objective business judgment; (c) has significant appropriate senior management and leadership experience; (d) is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings and (e) will be committed to building sound, long-term Company growth.

The Company does not have a formal policy with respect to considering diversity. However, its Corporate Governance Guidelines state that the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise. This assessment will include an individual’s qualification as independent, as well as consideration of diversity (including self-identified diversity characteristics identified by a candidate), age, skills and experience in the context of the needs of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

The Board will consider nominees brought to the attention of the Board by an eligible shareholder, a non-management independent director, the CEO, any other executive officer or other appropriate sources. The Company’s by-laws require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” not later than the notice deadline specified in the by-laws, which is 120 calendar days before the anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting. The notice should include the name and address of both the eligible shareholder and the candidate, and the qualifications of the candidate being recommended. A copy of the by-law provision concerning shareholder nominations will be furnished to any shareholder upon written request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The Board does not have a formal process for identifying and evaluating candidates for director. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by an eligible shareholder.

Board Recommendation and Vote Required

As stated in each nominee’s biography above, the five candidates possess all of the experience, qualifications, attributes and skills appropriate for functioning as a board. No notices from shareholders intending to nominate a candidate for election as a director were received with respect to the 2025 Annual Meeting. Therefore, only the five nominees named above, or a substitute nominee of the Board, will be eligible for election at the Annual Meeting. The five candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting. Shares for which neither a vote “for” or “withheld” is selected (e.g., broker non-votes) will not be counted in determining the total votes cast for this matter. The Board of Directors recommends a vote “FOR” the election of the five nominees named above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this Proxy Statement, the individuals who served as the Company’s CEO and CFO at the end of fiscal 2024, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “Named Executive Officers (NEOs).” Additionally, the Company’s CEO and CFO are referred to as the “Principal Executive Officer (PEO)” and  the “Principal Financial Officer (PFO),” respectively.

Compensation Philosophy and Objectives

The primary objective of the Company’s executive compensation program is to attract and retain qualified executives, which is critical to the ongoing success of the Company. This primary objective is achieved by providing a combination of base salary, annual cash incentives, health and welfare benefits, retirement benefits and perquisites that overall provide a complete compensation package that is competitive with executives at companies of comparable size and position in the retail business, while keeping compensation in line with the financial objectives of the Company. The Compensation Committee does not believe that equity-based incentives are a valuable incentive for employees of the Company, which is a “controlled company” under the rules of the New York Stock Exchange (that is, it is a company in which more than 50% of the voting power is held by members of the Weis family). As is common with controlled companies, the Company has a low trading volume. Due to such low trading volume and for other reasons, historically the Company’s stock price has not been driven by financial results but rather by general market fluctuations and dividend return.

Compensation Committee Discretion

The Compensation Committee has broad discretion to set the compensation paid to the Company’s NEOs, subject to Board approval, as it may determine is in the best interest of the Company and its shareholders. The exercise of discretion is an important feature of the Compensation Committee’s philosophy and provides the Compensation Committee with sufficient flexibility to respond to specific circumstances facing the Company. To provide additional flexibility, the Compensation Committee does not have a policy to guide the allocation of total compensation among the various elements and forms of awards. The Compensation Committee has reviewed the results of the most recent advisory vote to approve the executive compensation of the Company’s NEOs, and in connection engaged Willis Towers Watson (WTW) to benchmark total compensation as described below.

Use of Comparable Data in Setting Executive Compensation Levels

The Company is engaged in a highly competitive industry. As a result, the Compensation Committee annually examines compensation levels and trends in the labor market as part of its process in establishing compensation for the Company’s NEOs.

The executive management team and the Compensation Committee regularly review publicly available survey data and proxy statements related to general industry executive compensation and peer company compensation programs. Periodically, the Compensation Committee engages consulting firms specializing in compensation and benefits to assist in evaluating the compensation package that the Company provides to its NEOs. In connection with its consideration of 2024 compensation, the Compensation Committee decided to hire WTW as an independent compensation consultant, and reviewed the services provided by WTW with respect to executive compensation.

WTW utilized its 2022 Compensation Data Bank (CDB) Retail/Wholesale Executive Compensation Survey to benchmark the total compensation for the Company’s then NEOs. The following is a list of the companies included in the 2022 survey:

7-Eleven	Kohl's Corporation	Target Corporation
Ahold Delhaize	Kroger	Tractor Supply
Albertsons	Meijer	Ulta Beauty, Inc.
Big Lots	PCC Community Markets	United Natural Foods
BJ's Wholesale Club	Pilot Flying J	Wawa
C&S Wholesale Grocers	Schnuck Markets, Inc.	Wegmans Food Market
Dollar Tree	SpartanNash

WTW also assessed the competitiveness of the Company’s executive compensation program by developing a peer group of nine public companies of similar size and business profiles to the Company, to benchmark total compensation for the Company’s then PEO and PFO. The following companies were included in the Peer Group:

Big Lots Inc.	SpartanNash Company
Casey’s General Stores, Inc.	Sprouts Farmers Market, Inc.
Grocery Outlet Holding Corp.	Tractor Supply Company
Ingles Markets, Incorporated	Village Super Market, Inc.
Natural Grocers by Vitamin Cottage Inc.

WTW provided a briefing on current trends within the retail industry with respect to types of long-term incentives offered and eligibility for such programs, and typical practices with respect to the number and relative mix of vehicles (stock options, restricted stock, performance shares, and/or cash-based long-term incentives).

WTW concluded, with respect to Company compensation at the beginning of 2023, that on average, the Company executives’ base salaries are positioned near market median.  On average, the Company’s long-term incentive opportunities fall at the 25th percentile of the primary market reference to competitive market data. In general, the Company’s total executive compensation fall between the 25th and 50th percentiles of the primary market reference, although there is significant variation by individual compared to survey data and proxy data. WTW considers between +/-15% relative to median to be within the competitive range.   The Committee considered the WTW reports in its compensation determinations for salaries and incentive awards, and in its modification of certain incentive programs in 2024 as discussed below.

2024 Executive Compensation Components

The Compensation Committee annually evaluates the performance of executive officers with the Chairman, President and CEO. In performing its evaluations, the Compensation Committee relies upon written and verbal evaluations of each officer’s performance for the most recent fiscal year. The CEO meets with the executive officers to discuss their efforts and accomplishments throughout the period from information deemed relevant both internally and in light of the competitive position of the Company in the industry. These evaluations include qualitative factors such as the individual’s decision-making responsibilities, the professional experience required to perform given tasks, and their leadership and team-building skills. Although executive compensation is not completely related to corporate performance, the overall performance of the Company is a significant consideration in determining executive compensation.

Compensation for NEOs is comprised of the following:

●	Base Salary
●	Non-Equity Incentive Plan
●	Retirement Plans
●	Chief Executive Officer Incentive Award Plan
●	Long Term Incentive Plan
●	Perquisites

Base Salary:  The base salary component of the executive compensation program provides the foundation for a fair and competitive compensation package. Although the Compensation Committee generally intends to set compensation for NEOs at the 75th percentile of compensation paid to similarly situated executives, the Compensation Committee has the discretion to deviate from the 75th percentile of the compensation surveys as it may determine in its discretion. The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but some of the other elements of the compensation program are dependent on base salary, to the extent they are expressed as percentages of base salary. In setting base salaries, the Compensation Committee considers each NEOs’ job responsibilities, value-added contributions to the Company and tenure.

Based on consideration of the criteria discussed above and the overall financial and operational success of the Company in 2024, the Compensation Committee made the decision to provide salary increases of between 4.0% and 10.0%, to the NEOs, with base salaries earned in 2024 reflected below in the Summary Compensation Table.

Non-Equity Incentive Plan:  The Company’s executive compensation program includes an annual non-equity incentive plan designed to reward certain key associates, including the NEOs, for meeting specific financial objectives. The Compensation Committee administers the Non-Equity Incentive Plan for management to provide the short-term incentive compensation element of the executive compensation program. This short-term incentive is a cash-based performance incentive program designed to motivate and reward key associates for their contributions to factors and business goals that the Company believes drive its earnings and create shareholder value. Incentive payout targets are established by job level within the Company as a percentage of base salary, and actual payouts are based on achievement of budgeted net sales and operating income targets as approved by the Board annually. Actual Non-Equity Incentive Plan compensation amounts earned by the NEOs are reflected in the “Summary Compensation Table” for the year earned. The amounts which each NEO could have earned for fiscal 2024 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.

The grant date for the Non-Equity Incentive Plan for the NEOs commenced on December 31, 2023. Mr. Weis,  Mr. Lockard, Mr. Zeh, Mr. Gose and Mr. Gleeson can earn up to 225%, 120%, 90%, 90% and 90%, respectively, of their base salary in the Non-Equity Incentive Plan. The incentive targets for Mr. Weis, Mr. Lockard, Mr. Zeh, Mr. Gose and Mr. Gleeson are 150%, 80%, 60%, 60% and 60%, respectively, of their base salary. For fiscal 2024, 30% of the incentive award was based upon achievement of the budgeted total Company net sales and 70% of the incentive award was based upon achievement of the budgeted total Company operating income for the NEOs. Company operating income was defined as U.S. GAAP “Operating Income.”  Threshold, target and maximum hurdles were established for the budgeted net sales category, which allowed each NEO to earn 0%, 100% and 150%, respectively, of their total incentive award for achieving the specified results within the net sales category. Threshold, target and maximum hurdles were also established for the operating income category, which allowed each NEO to earn 0%, 100% and 150%, respectively, of their total incentive award for achieving the specified results within the operating income category. For achieving 97% through 103% of the budgeted net sales target, the NEOs can earn 0% to 150% of the net sales incentive award. For achieving 95% through 110% of the budgeted operating income, the NEOs can earn 0% to 150% of the operating income incentive award. The threshold, target and maximum hurdles for net sales in fiscal 2024 were equal to a net sales result of $4.66 billion, $4.80 billion and $4.95 billion, respectively. The threshold, target and maximum hurdles for the operating income in fiscal 2024 were equal to an operating income result of $113.40 million, $119.37 million and $131.31 million, respectively. The Company achieved 99.31% of the total budgeted net sales earning the NEOs 23.09% of their incentive targets (30% net sales multiplied by 76.98% earned). The Company achieved 105.43% of total budgeted operating income, earning the NEOs 89.01% of their incentive targets (70% operating income multiplied by 127.15% earned). The NEOs earned 112.10% of their total incentive targets in fiscal 2024 (23.09% sales plus 89.01% operating income).

Retirement Plans:  The Company has a qualified defined contribution retirement plan, the Weis Markets, Inc. Retirement Savings Plan, covering substantially all associates. Once the NEOs annual earnings exceed the limitations imposed by Internal Revenue Service regulations for highly compensated employees, the NEOs have limited participation in the Retirement Savings Plan.

Supplemental Executive Retirement Plan:  Company contributions normally made to the qualified plans for the NEOs are credited instead to the SERP, an unfunded, nonqualified deferred compensation plan. The SERP account for each NEO is credited annually with the amount, if any, that would have been allocated to the participant’s qualified plans if they had not been excluded from participation in these qualified plans. Although the SERP is primarily a replacement retirement plan, the Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants. Substantial risk of benefit forfeiture does exist for participants in the SERP. The SERP provides the participant with the ability to direct their investments into one or more of the investment options made available through the SERP.

Contributions to the SERP are determined in the same manner as contributions to participants in the Company’s qualified plans except for discretionary contributions. Contribution allocations and earnings for the two components of the SERP are computed as follows:

a.	401(k) Portion of the Plan: The allocation of the employer 401(k) contribution is equal to 50% of the participant’s contribution for the allocation period, up to 6% of the participant’s compensation. If a participant is age 50 or older during the calendar year, the participant may make additional contributions called “Catch-up” contributions. The total Catch-up contributions for a calendar year may not exceed the Catch-up dollar limit set by law. The limit was $7,500 in 2024 and will remain $7,500 in 2025. If a participant is age 60 to 63 during the calendar year, the participant Catch-up contribution limit increases to $11,250 in 2025. This limit will be indexed upward under federal law. Base salary is the only element of compensation that is used in determining the amount of contributions permitted under the Plan. By law, compensation in excess of $345,000 in 2024 and $350,000 in 2025 (as indexed upward under federal law) cannot be counted. SERP participants may defer up to 50% of their base salary annually and up to 100% in separate deferral elections of their Non-Equity Incentive and Long Term Incentive compensation in the SERP. Each amount credited annually to a participant’s SERP account for replacement of Company contributions normally made for 401(k) deferrals are invested by the participant in one or more of the investment options made available through the SERP.
b.	Discretionary: The Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants. Amounts credited to a participant’s SERP account for discretionary Company contributions are invested by the participant in one or more of the investment options made available through the SERP.

The investment funds made available to the participants are managed by independent investment advisors. For more information regarding the Company’s retirement plans, please refer to the “Nonqualified Deferred Compensation” table below and Note 6 to the Consolidated Financial Statements in the 2024 Annual Report on Form 10-K.

Chief Executive Officer Incentive Award Plan:  On March 24, 2023, the Company entered into an Employment Agreement with Mr. Weis commencing January 1, 2023 and continuing through December 31, 2025, which continued to provide Mr. Weis with the compensation benefit of the Chief Executive Officer Incentive Award Plan. The purposes of the Chief Executive Officer Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company’s Chief Executive Officer by making a significant percentage of the Chief Executive Officer’s total cash compensation dependent upon the level of corporate performance attained yearly, and to encourage Chief Executive Officer retention.

Mr. Weis may earn a supplemental cash incentive for each fiscal year under the Company’s Chief Executive Officer Incentive Award Plan consisting of a retention award and a performance award. The retention award is equal to Mr. Weis’s annual base salary in effect as of the end of the fiscal year, multiplied by 2.0.

The performance award is equal to Mr. Weis’s annual base salary in effect as of the end of the fiscal year, contingent upon the achievement of specified performance requirements for important financial measures related to the Company’s net sales and the Company’s Modified Return On Invested Capital (“MROIC”). One-half of the performance award is based on the ratio of the Company’s net sales in comparison to a net sales target for a plan year. The net sales ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the net sales target, and a “maximum” net sales ratio upon which a performance award may be made. For fiscal 2024, the threshold is 97% of the net sales target and the maximum is 103% of the net sales target, with 0% performance earned at threshold, 100% performance earned at target and 150% performance earned at maximum, and with interpolation used to determine the performance earned between the threshold, target and maximum levels.

The other one-half of the performance award is based on the ratio of the Company’s MROIC in comparison to the MROIC target for a plan year. MROIC is computed from the Company’s audited financial statements by determining the earnings (net income) before interest, taxes, depreciation, amortization and annual rent expense (EBITDAR), and dividing it by total assets plus a capital lease equivalent for operating leases. In the above formula, “annual rent expense” is the amount paid by the Company each year under operating leases for its stores. The amount used in the formula is approximately the amount set forth as “operating lease cost” in “Note 5 Lease Commitments” of the Company’s audited financial statements. The “total assets” is the sum of the current and long term assets of the Company, as set forth in the Company’s audited financial statements. The “capital lease equivalent for operating leases” is a calculation to reflect the amount of future operating lease commitments that the Company has invested in its store operations. It is determined by taking the annual rent expense for the Company for a plan year, as described above, and multiplying it by 20. The MROIC ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the MROIC target, and a “maximum” MROIC ratio upon which a performance award may be made. For fiscal 2024, the threshold is 95% of the MROIC target and the maximum is 110% of the MROIC target, with 0% performance earned at threshold, 100% performance earned at target and 150% performance earned at maximum, and with interpolation used to determine the performance earned between the threshold, target and maximum levels.

The Compensation Committee retains the right to include or exclude extraordinary items from the above stated tests, and to adjust the target and related threshold and maximum levels at any time in their sole discretion. Actual Chief Executive Officer Incentive Award Plan compensation earned by Mr. Weis is reflected in the “Summary Compensation Table” for the year earned. The amounts Mr. Weis could have earned for fiscal 2024 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below. Although the right to receive awards under the Chief Executive Officer Incentive Award Plan are measured and determined on an annual basis, except in the case of a termination without cause or death, no plan award will be paid to the participant until after December 31, 2025, provided that the participant remains employed as such from January 1, 2023 through December 31, 2025.

Mr. Weis can earn up to 500% of his annual base salary at the end of the fiscal year in the Chief Executive Officer Incentive Award Plan. The incentive target for Mr. Weis is 400% of his annual base salary at the end of the fiscal year, being comprised of a retention target of 200% and a performance target of 200% (100% based on net sales and 100% based on MROIC). The threshold, target and maximum hurdles for net sales in fiscal 2024 were equal to a net sales result of $4.66 billion, $4.80 billion and $4.95 billion, respectively. The threshold, target and maximum hurdles for MROIC in fiscal 2024 were equal to a result of 8.86%, 9.32% and 10.25%, respectively. The Company achieved 99.31% of the total budgeted sales net sales earning Mr. Weis 76.98% of his performance incentive target (100% net sales multiplied by 76.98% earned). The Company achieved 108.06% of total budgeted MROIC, earning Mr. Weis 140.29% of his performance incentive target (100% MROIC multiplied by 140.29% earned). Mr. Weis earned 417.27% of his total incentive targets in fiscal 2024 (200% retention plus 76.98% net sales plus 140.29% MROIC).

Recoupment Policy:  The Employment Agreement contains a recoupment policy (commonly referred to as a clawback policy), which provides that if the Board determines that Mr. Weis has been incompetent or negligent in the performance of his duties or has engaged in fraud or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by Mr. Weis on the basis of performance during fiscal periods affected by the restatement. If the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by law, seek recoupment from Mr. Weis of any portion of such performance-based compensation deemed appropriate.

On October 26, 2023 the Compensation Committee adopted a recoupment policy aligning the interests of its Executive Officers with those of shareholders, to create and maintain a culture that emphasizes integrity and accountability and to enforce the Company’s pay-for-performance compensation philosophy. This policy took effect on the same date as the NYSE listing standards and provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the New York Stock Exchange Listed Company Manual. A copy of this policy is filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

Long Term Incentive Plan:  The Company’s Long Term Incentive Plan was adopted by the Compensation Committee in 2020, and remained in effect for fiscal 2024. The purposes of the Long Term Incentive Plan are to reward incentive eligible associates for their contribution in providing consistent management, growing sales and increasing return on investment while providing the highest level of customer service.

Messrs. Lockard, Zeh, Gose and Gleeson are entitled to receive a supplemental cash incentive award for each fiscal year under the plan consisting of a retention award and a performance award. The retention award is equal to the participant’s base salary, in effect as of the end of the fiscal year, multiplied by the retention incentive target which is set at 100% achievement.

The performance award is calculated as a percentage of the participant’s annual base salary in effect as of the end of the fiscal year, contingent upon the achievement of the specified performance requirements as approved by the Board annually. One-half of the performance award is based on the ratio of the Company’s net sales in comparison to a net sales target for a plan year. The net sales ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the net sales target, and a “maximum” net sales ratio upon which a performance award may be made. For fiscal 2024, the threshold is 97% of the net sales target and the maximum is 103% of the net sales target, with 0% performance earned at threshold, 100% performance earned at target and 150% performance earned at maximum, and with interpolation used to determine the performance earned between the threshold, target and maximum levels.

The other one-half of the performance award is based on the ratio of the Company’s Modified Return On Invested Capital (the “MROIC”) in comparison to the MROIC target for a plan year. MROIC is computed from the Company’s audited financial statements by determining the earnings (net income) before interest, taxes, depreciation, amortization and annual rent expense (EBITDAR), and dividing it by total assets plus a capital lease equivalent for operating leases. In the above formula, “annual rent expense” is the amount paid by the Company each year under operating leases for its stores. The amount used in the formula is approximately the amount set forth as “operating lease cost” in “Note 5 Lease Commitments” of the Company’s audited financial statements. The “total assets” is the sum of the current and long term assets of the Company, as set forth in the Company’s audited financial statements. The “capital lease equivalent for operating leases” is a calculation to reflect the amount of future operating lease commitments that the Company has invested in its store operations. It is determined by taking the annual rent expense for the Company for a plan year, as described above, and multiplying it by 20. The MROIC ratio has a “threshold” which must be met in order to qualify for such performance award, a “target” which is the MROIC target, and a “maximum” MROIC ratio upon which a performance award may be made. For fiscal 2024, the threshold is 95% of the MROIC target and the maximum is 110% of the MROIC target, with 0% performance earned at threshold, 100% performance earned at target and 150% performance earned at maximum, and with interpolation used to determine the performance earned between the threshold, target and maximum levels.

The Compensation Committee retains the right to include or exclude extraordinary items from the above stated tests, and to adjust the target and related threshold and maximum levels at any time in their sole discretion. Actual Long Term Incentive Plan compensation amounts earned by the NEOs are reflected in the “Summary Compensation Table” for the year earned. The amounts which each NEO could have earned for fiscal 2024 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below. Although the right to receive awards under the plan are measured and determined on an annual basis, the payment of the award is contingent upon the participant’s continued employment with the Company in an employment position eligible under the Plan for the entire term of the plan and no plan award will be paid until after December 31, 2024, except in the case of death or reduction in work force, in which case the participant is entitled to any earned but unpaid incentive.

The grant date for the Long Term Incentive Plan for the NEOs commenced on December 31, 2023. Mr. Lockard can earn up to 123.75% and Messrs. Zeh, Gose and Gleeson can earn up to 96.25% of their annual base salary at the end of the fiscal year in the Long Term Incentive Plan. The incentive target for Mr. Lockard is 90.00% of his annual base salary at the end of the fiscal year, being comprised of a retention target of 22.50% and a performance target of 67.5% (33.75% based on net sales and 33.75% based on MROIC). The incentive target for Messrs. Zeh, Gose and Gleeson is 70% of their annual base salary at the end of the fiscal year, being comprised of a retention target of 17.5% and a performance target of 52.50% (26.25% based on net sales and 26.25% based on MROIC). The threshold, target and maximum hurdles for net sales in fiscal 2024 were equal to a net sales result of $4.66 billion, $4.80 billion and $4.95 billion, respectively. The threshold, target and maximum hurdles for MROIC in fiscal 2024 were equal to a result of 8.86%, 9.32% and 10.25%, respectively. The Company achieved 99.31% of the total budgeted net sales earning Mr. Lockard 25.98% of his performance incentive target (33.75% net sales multiplied by 76.98% earned) and earning Messrs. Zeh, Gose and Gleeson 20.20% of their performance incentive targets (26.25% net sales multiplied by 76.98% earned). The Company achieved 108.06% of total budgeted MROIC,  earning Mr. Lockard 47.35% of his performance incentive target (33.75% multiplied by 140.29% earned) and earning Messrs. Zeh, Gose and Gleeson 36.83% of their performance incentive targets (26.25% net sales multiplied by 140.29% earned).  Mr. Lockard earned 95.83% of his total incentive target in fiscal 2024 (22.5% retention plus 25.98% net sales plus 47.35% MROIC). Messrs. Zeh, Gose and Gleeson earned 74.53% of their total incentive targets in fiscal 2024 (17.5% retention plus 20.21% net sales plus 36.83% MROIC).

Perquisites:  The Company provides the NEOs with perquisites that the Compensation Committee believes are reasonable and consistent with its overall executive compensation program. The NEOs are provided use of Company automobiles. For security purposes, NEOs may use the Company aircraft for business and for limited personal travel. The cost to the Company of the use of Company automobiles and the Company aircraft is calculated as prescribed by the Internal Revenue Service and is treated as taxable income to the NEOs. Please refer to Footnote 2 of the “Summary Compensation Table” for details concerning these and other perquisites.

Management of Compensation – Related Risk

The Company’s Board of Directors has considered and determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and has discussed it with the executive management team. Based upon its review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, which will be incorporated by reference in the Company’s 2024 Annual Report on Form 10-K.

Gerrald B. Silverman, Committee Chairman

Dennis G. Hatchell

Edward J. Lauth III

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation of the Company’s Principal Executive Officer (PEO), the Principal Financial Officer (PFO) and three other officers with the highest total compensation paid or earned for fiscal 2024, 2023 and 2022 (the “NEOs”). The Company has an Employment Agreement with the Chairman, President and Chief Executive Officer. The material terms of the agreement are discussed under “Potential Payments upon Termination of Employment or Change in Control” below.

				Non-Equity
				Incentive Plan	All Other
		Salary	Bonus	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)
Jonathan H. Weis	2024	1,309,125	--	7,681,528	287,849	9,278,502
Chairman, President and	2023	1,256,865	--	8,338,469	274,803	9,870,137
Chief Executive Officer	2022	1,186,613	--	8,626,586	262,972	10,076,172

Michael T. Lockard	2024	557,040	--	1,035,093	101,784	1,693,917
Senior Vice President,	2023	531,497	--	763,070	75,892	1,370,459
Chief Financial Officer	2022	465,396	--	740,091	71,452	1,276,938
and Treasurer

R. Gregory Zeh Jr.	2024	440,583	--	625,785	34,900	1,101,268
Senior Vice President,	2023	400,794	--	639,648	34,150	1,074,593
Chief Information Officer (3)

David W. Gose II	2024	456,686	--	648,656	46,104	1,151,446
Senior Vice President,	2023	439,121	--	567,886	34,150	1,041,157
Operations (4)	2022	422,231	--	607,892	29,425	1,059,548

Robert G. Gleeson	2024	420,948	--	598,137	45,812	1,064,897
Chief Operating Officer (4)

(1)	Represents the amount earned under the Non-Equity Incentive Plan described in “Compensation Discussion and Analysis,” plus any additional amounts under the applicable plans described below. For Mr. Weis, such amounts include $5,480,163, $5,740,868 and $5,956,705 for 2024, 2023 and 2022, respectively, earned under the Chief Executive Officer Incentive Award Plan described in “Compensation Discussion and Analysis.” The payment of such amounts earned in 2024 are deferred under the plan until after December 31, 2025, except in the case of a termination without cause or death. The plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination. Refer to the “Potential Payments upon Termination of Employment or Change in Control” for Mr. Weis, for possible step downs of payments. In 2024, for Messrs. Lockard, Zeh, Gose and Gleeson such amounts include $535,523, $329,439, $341,479, and $314,998 respectively, in 2023, for Messrs. Lockard, Zeh and Gose such amounts included $323,684, $319,619, and $265,371 respectively, in 2022 for Mr. Lockard and Mr. Gose such amounts included $287,447 and $291,217 respectively, earned under the Long Term Incentive Plan described in “Compensation Discussion and Analysis.” The payment of such amounts earned in 2024 was deferred under the plan until after December 31, 2024, except in the case of death or reduction in work force, in which case the participant was entitled to any incentive earned under the plan.
(2)	“All Other Compensation” consists of contributions by the Company to the SERP and perquisite costs where applicable. Except for the amounts specified within this footnote for the NEOs, the amounts shown are for SERP contributions only. Perquisites of $137,849, $124,803 and $112,972 are included in the amount for Mr. Weis and includes investment advisory services of $94,607, $91,225 and $89,424 in 2024, 2023 and 2022, respectively. Other perquisite amounts for Mr. Weis consist of the cost for personal use of a Company car and the Company aircraft and personal income tax preparation. Perquisites of $16,884, $11,204, and $10,912 are included in the amounts for

Mr. Lockard, Mr. Gose and Mr. Gleeson in 2024 and consist of the cost for personal use of a Company car, personal use of Company aircraft, cell phone stipend and income tax preparation. The 2024 Company contribution amounts to the SERP were estimated for purposes of this table, and the 2023 and 2022 amounts were adjusted to the actual contribution amounts. Additional information concerning deferrals of earned compensation by the NEOs to the SERP and other plan details are described under “Nonqualified Deferred Compensation.”
(3)	Mr. Zeh was not a NEO in 2022 under the rules of the Securities and Exchange Commission.
(4)	Mr. Gleeson was not a NEO in 2022 or 2023 under the rules of the Securities and Exchange Commission.

2024 Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the NEOs for fiscal 2024.

	Estimated Possible Payouts
	Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Jonathan H. Weis
Non-Equity Incentive Plan (1)	--	1,963,687	2,945,532
Chief Executive Officer Incentive
Award Plan (2)	--	2,626,668	6,566,670

Michael T. Lockard
Non-Equity Incentive Plan (1)	--	445,632	668,449
Long Term Incentive Plan (3)	--	377,211	691,554

R. Gregory Zeh Jr.
Non-Equity Incentive Plan (1)	--	264,290	396,436
Long Term Incentive Plan (3)	--	232,050	425,425

David W. Gose II
Non-Equity Incentive Plan (1)	--	274,011	411,018
Long Term Incentive Plan (3)	--	240,531	440,973

Robert G. Gleeson
Non-Equity Incentive Plan (1)	--	252,569	378,854
Long Term Incentive Plan (3)	--	221,878	406,777
(1)	Represents the amounts that could have been earned by each of the NEOs for fiscal 2024 for performance at the threshold, target and maximum levels under the Non-Equity Incentive Plan described in the “Compensation Discussion and Analysis.” The grant date for the Non-Equity Incentive Plan for the NEOs commenced on December 31, 2023.
(2)	Represents the amounts that could have been earned by Mr. Weis for fiscal 2024 for performance at the threshold, target and maximum levels under the Chief Executive Officer Incentive Award Plan. As described in the “Compensation Discussion and Analysis,” Mr. Weis would be entitled to (i) his annual base salary of $1,313,334 as of the end of the fiscal year multiplied by 200% if he remains employed for the entire fiscal year (which is not included as part of the “threshold” or a “target” award) and (ii) the same amount of his annual base salary as of the end of the fiscal year multiplied by the respective net sales and MROIC performance targets, as more particularly set forth in the plan description in the “Compensation Discussion and Analysis.” The grant date for the Chief Executive Officer Incentive Award Plan commenced on January 1, 2023.
(3)	Represents the amounts that could have been earned by each of Mr. Lockard, Mr. Zeh, Mr. Gose, and Mr. Gleeson for fiscal 2024 for performance at the threshold, target and maximum levels under the Long Term Incentive Plan. As described in the “Compensation Discussion and Analysis,” (i) Mr. Lockard would be entitled to 22.5% of his base salary (as in effect at the end of the fiscal year) of $558,832, Mr. Zeh would be entitled to 17.5% of his base salary (as in effect at the end of the fiscal year) of $442,000, Mr. Gose would be entitled to 17.5% of his base salary (as in effect at the end of the fiscal year) of $458,154 and Mr. Gleeson would be entitled to 17.5% of his base salary (as in effect at the end of the fiscal year) of $422,625 and if the participants remain employed for the entire fiscal year (these amounts are not included as part of the “threshold” or a “target” awards) and (ii) the same amount of their respective annual base salaries as in effect at the end of the fiscal year multiplied by the respective net sales and MROIC performance targets, as more particularly set forth in the plan description in the “Compensation Discussion and Analysis.” The grant date for the Long Term incentive plan for the NEOs commenced on December 31, 2023.

2024 Nonqualified Deferred Compensation

The Company maintains a SERP for associates whose annual earnings exceed Internal Revenue Service limitations. The SERP is designed to provide retirement benefits and salary deferral opportunities because of limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service for highly compensated employees. The plan is unfunded and accounted for on an accrual basis. Participants in the plan have limited participation in the 401(k) portion of the Retirement Savings Plan once their annual earnings exceed the Internal Revenue Service limitations. Based upon recommendation from the Compensation Committee, the Board annually determines the amount of the allocation to the SERP.

The allocation among the various plan participants is made in both flat dollar amounts and in relationship to their compensation. Plan participants are 100% vested in their accounts after three years of service with the Company. In accordance with the lump-sum or installment election made by the NEO prior to the deferral of compensation, benefits are distributed to the participant during the calendar year following the calendar year in which the participant’s termination of service occurs. Substantial risk of benefit forfeiture does exist for participants in the plan. The present value of accumulated benefits is included under “Postretirement benefit obligations” in the Consolidated Balance Sheets within the 2024 Annual Report on Form 10-K.

The following table provides information concerning deferrals by the NEOs of their earned compensation under the Company’s SERP.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in 2024	in 2024	in 2024	Distributions	12/31/2024
Name	($) (1)	($) (2)	($) (3)	($)	($)
Jonathan H. Weis	—	150,000	441,735	—	4,356,167

Michael T. Lockard	22,282	84,900	85,925	—	795,403

R. Gregory Zeh Jr.	38,031	34,900	28,849	—	284,076

David W. Gose II	—	34,900	78,812	—	470,546

Robert G. Gleeson	21,047	34,900	75,059	—	284,346
(1)	These amounts are reported in the “Summary Compensation Table” under “Salary and Non-Equity Incentive Plan Compensation.”
(2)	These amounts are reported in the “Summary Compensation Table” under “All Other Compensation.”
(3)	Earnings on deferred compensation under the Company’s SERP are not above market or preferential, and thus are not included in the “Summary Compensation Table.”

Potential Payments upon Termination of Employment or Change in Control

On March 24, 2023, the Company entered into an Employment Agreement with Jonathan H. Weis, who served as Vice Chairman of the Company since 2004 and currently serves as Chairman, President and Chief Executive Officer. The Employment Agreement commenced on January 1, 2023 and continues through December 31, 2025. This agreement provides for certain benefits for involuntary termination of employment other than for cause, but does not contain a change in control provision.

Mr. Weis’ Employment Agreement provides that if prior to the end of the term, the officer’s employment is terminated without cause or the officer terminates his employment for good reason, the officer will be entitled to receive (1) earned but unpaid base salary as of the date of termination and any earned but unpaid bonuses for prior years (other than any bonuses payable under the Plan) (2) continuation of base salary payments through the end of the term at the rate then in effect and (3) payment for the year of termination and for each subsequent calendar year or portion thereof during the remainder of the Term, of an amount (prorated in the case of any partial year) equal to the highest annual incentive bonus (not including any bonus paid under the Plan) received for any year in the two years preceding the date of termination. If prior to the end of the term the officer’s employment terminates due to death or disability, the officer (or his spouse or estate) is entitled to receive (1) continuation of base salary payments through the end of the term at 50% of the rate then in effect and (2) in the case of disability, a prorated bonus for the year of termination only in the amount the Company in good faith determines the officer would have received had his employment continued. All salary continuation and incentive bonus payments would be made at the same time as if employment had continued.

According to the terms of Mr. Weis’ Employment Agreement, the officer agrees (1) to at all times maintain the confidentiality of information pertaining to the Company’s business, and (2) until four years after termination of employment, not to (A) hire any Company employee or solicit or induce any employee, consultant, vendor or supplier of the Company to terminate or reduce its relationship with the Company or (B) except in the case of a termination by the Company without cause or by the officer for good reason, engage in any business which competes with the Company in the retail grocery business (or in any other business which accounted for more than 2% of the Company’s consolidated revenues) in any county in which the Company operates or any contiguous county. The Company’s obligations to make payments or provide benefits to the officer under the Employment Agreement would cease upon any violation of these covenants.

Mr. Weis’ Chief Executive Officer Incentive Award Plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination, as follows:

The amount will be paid in a lump sum cash payment within 2 ½ months from the end of the calendar year in which the termination occurs; provided, however, in the event an amount is conditioned upon a separation from service and not compensation the officer could receive without separating from service, then payment shall be made to the officer who is a “specified employee” under Section 409A of the Code on the first day following the six-month anniversary of the officer’s separation from service.

The following table shows the benefits Mr. Weis would have received under the Employment Agreement and Chief Executive Officer Incentive Award Plan if his employment had terminated for the reasons specified as of December 31, 2024. Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event.

		Employment	Employment	Chief
		Agreement	Agreement	Executive
		Base Salary	and Other	Officer
		Continuation	Benefit	Incentive
Potential Payments upon Termination of Employment		Payments	Payments	Award Plan
or Change in Control	Year	($) (1)	($)	($)
Termination Without Cause or For Good Reason (2)	2024	--	2,597,602	5,956,519
	2025	1,313,334	2,597,602	--

Disability (3)	2024	--	2,201,365	--
	2025	656,667	--	--

Death (4)	2024	--	3,500,000	3,000,000
	2025	656,667	--	--

(1)	Represents continuation of salary payments through the end of the Employment Agreement term at the rate of 100% in the case of a termination without cause or for good reason and 50% in the case of termination due to disability or death.
(2)	Payment for the year of termination and for each subsequent calendar year or portion thereof during the remainder of the Term, of an amount (prorated in the case of any partial year) equal to the highest annual incentive bonus (not including any bonus paid under the Plan) received for any year in the two years preceding the date of termination. The amount represents the Non-Equity Incentive Plan amount earned in fiscal 2023 and paid in fiscal 2024. In the Chief Executive Officer Incentive Award Plan, amount represents base salary multiplied by 4.55. In the event of termination during fiscal 2025, base salary would be multiplied by 5.08.
(3)	Represents the Non-Equity Incentive Plan amount Mr. Weis earned in fiscal 2024 and paid in fiscal 2025 if he had been employed throughout the year.
(4)	The Employment Agreement provides a term life insurance policy with a death benefit of $3,500,000. The Chief Executive Officer Incentive Award Plan provides that if prior to the end of the term, Mr. Weis’s employment terminates due to death, Mr. Weis’s spouse or estate is entitled to receive $3,000,000, payable within sixty days of the date of death of the officer.

None of the other NEOs have an employment agreement that provides for any separation benefits, and as of December 29, 2024, they were not entitled to any earned but unpaid incentive benefits that would be payable upon termination for any reason, other than payments of any vested retirement or deferred compensation balances as shown in the 2024 Nonqualified Deferred Compensation Table, and in the case of disability, death or reduction in workforce, the applicable NEO would be entitled to receive any earned but unpaid incentive under the Non-Equity Incentive Plan and Long Term Incentive Plan, which amounts are reflected in the Summary Compensation Table above.

2024 PAY RATIO DISCLOSURE

As required by item 402(u) of Regulation S-K, the Company reviewed a comparison of the CEO’s annual total compensation in fiscal year 2024 to that of all other Company employees for the same period. The Company identified the median employee by examining the 2024 Box 1 W-2 for all individuals, excluding the CEO, who were employed by the Company for the entire fiscal year 2024 whether on a full-time, part-time, or seasonal basis. The Company did not annualize the compensation for any full-time employees that were not employed for all of 2024. Annual compensation for the median employee was calculated using the same methodology as the NEOs as stated in the Summary Compensation Table.

The annual total compensation for fiscal year 2024 for the CEO was $9,278,502, and for the median employee was $20,575. The resulting estimated ratio of the CEO’s pay to the pay of the median employee for fiscal year 2024 is approximately 451 to 1.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive compensation and Company performance for the years listed below. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.” The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

					Value of Initial Fixed $100 Investment Based On (3)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($000s)	Net Sales ($000s)
2024	$9,278,502	$9,278,502	$1,252,882	$1,252,882	$189	$226	$109,941	$4,773,880
2023	$9,870,137	$9,870,137	$1,767,557	$1,767,557	$172	$170	$103,828	$4,696,950
2022	$10,076,172	$10,076,172	$1,769,100	$1,769,100	$225	$163	$125,196	$4,695,943
2021	$9,601,709	$9,601,709	$1,697,339	$1,697,339	$174	$149	$108,849	$4,224,417
2020	$9,028,654	$9,028,654	$1,489,546	$1,489,546	$125	$103	$118,917	$4,112,601
(1)	The amounts reflect the Summary Compensation Table total compensation figures for Jonathan H. Weis, our principal executive officer (“PEO”), for each of the years listed. The Non-PEO NEOs for whom the Summary Compensation Table total average compensation is presented are: for 2024, Michael T. Lockard, R. Gregory Zeh Jr., David W. Gose II, and Robert G. Gleeson; for 2023, Kurt A. Schertle, Michael T. Lockard, R. Gregory Zeh Jr. and Harold G. Graber; for 2022, Kurt A. Schertle, Michael T. Lockard, Harold G. Graber, and David W. Gose II; and for 2021 and 2020, Kurt A. Schertle, Scott F. Frost, Harold G. Graber, and David W. Gose II.
(2)	The amounts shown for Compensation Actually Paid to our PEO and Average Compensation Actually Paid to Non-PEO NEOs have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by such persons. These amounts reflect total compensation as set forth in the Summary Compensation Table above for each year. None of the adjustments required by Item 402(v) are applicable to the Company.
(3)	This column shows Company Total Shareholder Return (“TSR”) and peer group TSR on a cumulative basis for each year of the five-year period from 2020 through 2024. For purposes of this disclosure, the updated peer group consists of the updated peer group used for our stock performance graph, as presented in Item 5 of the Company’s Annual Report on Form 10-K. The companies making up the updated peer group, in no particular order, are Ingles Markets, Inc.; Koninklijke Ahold Delhaize N.V., added for the year ending December 28, 2024; Village Super Market, Inc.; SpartanNash Co., added for the year ending December 28, 2024; Sprouts Farmers Market, Inc. and The Kroger Company. Smart & Final Stores has been removed from the updated peer group due to the acquisition of the company by Apollo Global Management, LLC in June 2019. The updated peer group is made up of six retail grocers that the Company feels most closely relate to its size and business profile, including one national grocer the Company believes to be an industry market leader. Dollar values assume $100 was invested for the cumulative period from fiscal year

2020 through fiscal year 2024, in either the Company or the peer group, and reinvestment of the pre-tax value of dividends paid. Had the prior peer group for fiscal 2023 been used, peer group TSR for each of fiscal years 2020, 2021, 2022, 2023 and 2024 would have been $110.27, $162.03, $165.30, $179.25, and $282.28. Historical stock performance is not necessarily indicative of future stock performance.

Relationship Between Compensation Actually Paid and Company Cumulative Total Shareholder Return (TSR)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and the Company cumulative TSR for each year of the five-year period from 2020 through 2024.

Relationship Between Compensation Actually Paid and Company Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and Company Net Income for each year of the five-year period from 2020 through 2024.

Relationship Between Compensation Actually Paid and Company Net Sales

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and Company Net Sales for each year of the five-year period from 2020 through 2024.

Relationship between Company TSR and Peer Group TSR

The following chart sets forth the relationship between our cumulative TSR and the TSR for the updated peer group for each year of the five-year period from 2020 through 2024.

2024 Tabular List of Most Important Financial Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024 to Company performance. The measures in this table are not ranked.

Net Sales
Operating Income
Modified Return On Invested Capital (MROIC)

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-management directors for services during fiscal 2024.

DIRECTOR COMPENSATION
	Fees Earned or
Name	Paid in Cash ($)	Total ($)
Harold G. Graber (1)	82,500	82,500
Dennis G. Hatchell	116,000	116,000
Edward J. Lauth III	110,000	110,000
Gerrald B. Silverman	110,000	110,000
(1) Reflects pro-rated compensation based on Mr. Graber becoming a non-management director on February 29, 2024.

Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $110,000 paid in quarterly installments during the year. The Chairman of the Audit Committee receives an additional $6,000 annual retainer fee paid in quarterly installments during the year.

In addition, each non-management director is entitled to reimbursement for out-of-pocket expenses to attend meetings. There is no additional remuneration for services rendered by directors serving on committees or for participation in the non-management director meetings.

Compensation Committee Interlocks and Insider Participation

Directors Hatchell, Lauth and Silverman were not officers or employees of the Company, nor have they had any relationship with the Company requiring disclosure under the SEC regulations. None of the Company’s NEOs have served on the board of directors or compensation committee of any other entity, which has or had one or more executive officers who served as a member of the Company’s Board or Compensation Committee during fiscal 2024.

Review and Approval of Related Party Transactions

The Company has adopted written “Conflicts of Interest” policies in its Code of Business Conduct and Ethics and in its Code of Ethics for CEO and CFO. According to these policies, a conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. In other words, a conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform their work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of their family, receives improper personal benefits as a result of their position in the Company. Loans to or guarantees of obligations of such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which such person or any member of their family have an interest.

Under these policies, activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee. Because it is not always easy to determine whether a conflict of interest exists, any potential conflicts of interest must be reported immediately to the Executive Committee of the Board. If a member of the Executive Committee of the Board is informed of any potential conflict of interest, they must report it immediately to the

Audit Committee. The Audit Committee Charter specifically grants the Audit Committee the authority to review and approve all related party transactions. These policies cover all Company officers, directors (or nominee), 5%-or-greater shareholders and immediate family members of these persons.

The Company’s Related Party Transaction policy includes the standards included in Section 404(b) of Regulation S-K as well as any other applicable standards under the NYSE rules and regulations. The Related Party Transaction policy provides for pre-approval of certain transactions involving the Company’s directors, executives, nominees, beneficial owners of more than 5% of the Company’s voting securities and their family members, or an entity in which any of the foregoing persons has more than a 5% beneficial ownership. The policies define “family member” to mean a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any other person living with the individual (except tenants and employees).

The policy defines “Related Person Transactions” as a transaction, arrangement or relationship (or series of transactions, arrangements or relationships) since the beginning of the Company’s last fiscal year in which the Company (including its subsidiaries) was, or is a participant and the amount exceeded $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as the result of being a director or a less than 10% beneficial owner of another entity).

Certain transactions are deemed to be pre-approved even if the amount exceeds $120,000:

(1)	transactions in the ordinary course of business involving payment of no more than $1,000,000 or 2% of the Company’s annual consolidated gross revenues to another company at which the related person is an employee, director or beneficial owner of less than 10% of Common Stock;
(2)	certain charitable contributions that do not exceed $250,000 (or 5% of the charitable organization’s annual consolidated gross revenues) to an organization in which the related person is an employee or director;
(3)	transactions where the related interest arises solely from the ownership of Weis Markets, Inc. Common Stock and all holders of the common stock receive the same benefits on a pro rata basis;
(4)	compensation to an executive officer or director which has to be reported in the proxy statement or compensation to an executive officer which is not an immediate family member of a related person or the compensation committee; and
(5)	any transaction involving a Related Person where the rates or charges involved are determined by competitive bids; rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Transactions that are not pre-approved must be presented to the Audit Committee for approval. If the related person transaction is on-going, the Committee may establish guidelines for management for the relationship which must be reassessed on an annual basis. Transactions will be approved if they are in the best interest of the Company and its shareholders.

No Director will participate in the discussion or approval of a transaction for which he or she, or a family member, is a related party, other than to provide material information.

All related person transactions will be disclosed in the Company’s applicable filings as required by applicable laws. In fiscal 2024, there were no related party transactions that required Board and/or Audit Committee approval or disclosure in this proxy statement.

Shareholder or Interested Parties Communications

Weis Markets, Inc. shareholders or interested parties may communicate with the Board by sending a letter to: Weis Markets, Inc. Board of Directors, c/o Corporate Secretary, 1000 South Second Street, Sunbury, PA 17801-0471. The Secretary will review all communications received, and will forward any communication to the relevant director(s), except for advertisements, solicitations or other matters unrelated or inappropriate to the Company or Board of Directors, as determined in their discretion. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors. Communications to the Board of Directors will remain confidential and can be made anonymously without fear of reprisal.

Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so by sending a letter to Weis Markets, Inc., c/o Non-Management Independent Directors, 1000 South Second Street, Sunbury, PA 17801-0471 or via their email address at nonmanagement@weismarkets.com. The Secretary will review all communications received, and will forward any communication to the relevant non-management independent director(s), except for advertisements, solicitations or other matters unrelated or inappropriate to the Company or non-management independent director(s), as determined in their discretion. However, any non-management independent director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the non-management independent director(s). Communications to the Non-Management Independent Directors will remain confidential and can be made anonymously without fear of reprisal.

Shareholders or interested parties who have concerns regarding accounting, improper use of Company assets, or ethical improprieties may report these concerns to the Audit Committee by sending a letter to Weis Markets, Inc., c/o Audit Committee, 1000 South Second Street, Sunbury, PA 17801-0471 or via its email address at audit@weismarkets.com. The Secretary will review all communications received, and will forward any communication to the relevant Audit Committee member(s), except for advertisements, solicitations or other matters unrelated or inappropriate to the Company or Audit Committee, as determined in their discretion. However, any Audit Committee member may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Audit Committee member(s). Submissions to the Audit Committee will remain confidential and can be made anonymously without fear of reprisal.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and the SEC disclosure requirements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2024 Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with RSM US LLP, its independent auditors for fiscal 2024, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States). The Audit Committee has received from the independent auditors written disclosures pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the PCAOB, and has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosure and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with the Sarbanes-Oxley Act of 2002 by discussing with management, the internal auditors and the independent auditors management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 28, 2024.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the 2024 Annual Report on Form 10-K for filing with the SEC. The Audit Committee recommended to the Board, the appointment of RSM US LLP as the Company’s independent auditors for fiscal 2025, subject to shareholder ratification.

Dennis G. Hatchell, Committee Chairman

Edward J. Lauth III

Gerrald B. Silverman

STOCK OWNERSHIP

Under regulations of the SEC, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power), the power to dispose of the security (investment power) or the ability to acquire the security within 60 days. In the tables below, “beneficial ownership” of the Company’s Common Stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Directors and Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock as of March 13, 2025 by each director, each nominee, each NEO listed in the “Summary Compensation Table,” and for all executive officers and directors as a group. Except as otherwise indicated in the footnotes to the table, each person named, or a member of the group, has sole voting and investment power with respect to the shares listed. No shares have been pledged as security by the directors or NEOs.

	Amount and Nature		Percent
	of Beneficial		of
Name of Directors and Management	Ownership		Class (1)
Jonathan H. Weis	7,251,253	(2)	27.0
Michael T. Lockard	3,000		*
R. Gregory Zeh Jr.	200		*
David W. Gose II	—		*
Robert G. Gleeson	500		*
Dennis G. Hatchell	5,000		*
Edward J. Lauth III	1,525		*
Gerrald B. Silverman	5,000		*
Harold G. Graber	2,374		*
All executive officers and directors as a group (12 persons)	7,263,852		27.0
*	Owns less than 1% of class.
(1)	Based on 26,898,443 shares outstanding on March 13, 2025.
(2)	Jonathan H. Weis has sole voting and dispositive power as to all 7,251,253 shares listed. This amount includes 5,973,129 shares held in the Patricia R. Weis Marital Trust.

5% Beneficial Owners

The following table sets forth information about shareholders who are known by the Company to be the beneficial owners of more than 5% of its Common Stock, which is its only class of voting securities, on March 13, 2025. Other than with respect to Jonathan H. Weis, information contained in the table and footnotes below was derived from filings made with the SEC by the beneficial owners.

	Amount and Nature		Percent
	of Beneficial		of
Name and Address of 5% Beneficial Owner	Ownership		Class (1)
Jonathan H. Weis	7,251,253	(2) (4)	27.0
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Ellen W. P. Wasserman	3,324,544	(3) (4)	12.4
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Dimensional Fund Advisors, LP	2,098,697	(5)	7.8
6300 Bee Cave Road
Austin, Texas, 78746

The Vanguard Group	1,802,061	(6)	6.7
100 Vanguard Blvd.
Malvern, PA 19355
(1)	Based on 26,898,443 shares outstanding on March 13, 2025.
(2)	Jonathan H. Weis has sole voting and dispositive power as to all 7,251,253 shares listed. This amount includes 5,973,129 shares held in the Patricia R. Weis Marital Trust.
(3)	As reported on Schedule 13D/A filed February 9, 2016, as of October 19, 2015, Ellen W. P. Wasserman has sole voting and investment power as to all 3,324,544 shares listed, which are held in trust under the Will of Harry Weis.
(4)	Jonathan H. Weis and Ellen W. P. Wasserman, along with other family members, have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group holding voting power over the sum of the shares listed for each of them individually in the table.
(5)	As reported on Schedule 13G/A filed February 9, 2024, as of December 29, 2023, Dimensional Fund Advisors, LP and its affiliates have sole voting power over 2,069,591 shares and sole dispositive power over 2,098,697 of the total 2,098,697 shares listed.
(6)	As reported on Schedule 13G/A filed February 13, 2024, as of December 29, 2023, The Vanguard Group has shared voting power over 12,945 shares, and sole dispositive power over 1,771,119 shares and shared dispositive power over 30,942 of the 1,802,061 shares listed.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed RSM US LLP as the independent auditors of the Company with respect to its operations for fiscal 2025 subject to ratification by the holders of common stock of the Company. In deciding to engage RSM US LLP, the Audit Committee reviewed auditor independence and existing commercial relationships with RSM US LLP and concluded that RSM US LLP has no commercial relationships with the Company that would impair its independence. The Board and its Audit Committee recommend that shareholders approve the selection of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year ending December 27, 2025 by voting “FOR” proposal number 2.  Approval of this proposal requires the affirmative vote of a majority of the votes cast (which excludes abstentions and failures to vote) by the holders of Common Stock present and voting at the meeting or by proxy, with a quorum of a majority of the outstanding shares of Common Stock being present or represented at the Annual Meeting. If the shareholders do not approve the ratification of RSM US LLP, the selection of such firm as independent auditors for the Company will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of RSM US LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

According to its Charter, the Audit Committee, comprised of independent members of the Board, is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company. The Audit Committee considered the possible effect of non-audit services on the auditors’ independence and approved the type of non-audit services that were rendered. The Company has not adopted a written policy for Audit Committee pre-approval of audit services and non-audit services performed by the independent auditors. In fiscal 2024, all audit and tax fees associated with the independent auditors’ services were approved by the Audit Committee.

The following table sets forth RSM US LLP fees billed to the Company for professional services related to fiscal 2024 and 2023:

	2024	2023
Services Provided	($)	($)
Audit (1)	1,049,000	1,219,900
Tax (2)	360,000	320,000
Total	1,409,000	1,539,900
(1)	Represents the fees charged to the Company by RSM US LLP for professional services provided in conjunction with the audit of the Company’s 2024 and 2023 financial statements, review of the Company’s quarterly financial statements and attestation services normally provided in connection with statutory and regulatory filings and engagements. In the fourth quarter of 2023, Management implemented a new enterprise resource planning system for human capital management and financial management, for which additional audit fees are included in the total.
(2)	Represents the fees charged to the Company by RSM US LLP for professional services provided in conjunction with the analysis, preparation and filing of the Company’s 2024 and 2023 income tax returns normally provided in connection with statutory and regulatory filings and engagements.

OTHER MATTERS

As of the date of this Proxy Statement, the Board is not informed of any matters, other than those stated above, that may be brought before the meeting. The person named in the enclosed form of proxy or their substitute will vote with respect to any other matters brought before the Annual Meeting in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, on written request from security holders, copies of the Company’s Annual Report on Form 10-K. Written requests should be sent to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com. The 2024 Annual Report on Form 10-K is also available for viewing or printing from the Company’s website at https://www.weismarkets.com/financial.html.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

The Company’s by-laws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the by-laws. This notice deadline will not be less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting, or November 13, 2025 for the Company’s Annual Meeting in 2026.

The by-law described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to SEC Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also be received by the Company not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2026, this deadline would also be November 13, 2025.

The notices of shareholder proposals described under this caption must be given to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”  A copy of the by-law provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses related to the solicitation of the proxies by the Board will be paid by the Company. If proxies are not promptly received, officers, directors and regular employees of the Company may solicit proxies personally by telephone or otherwise, for which they will not receive additional compensation. The Company may reimburse charges of banks, brokers, other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. It is estimated that such costs will be nominal.

By Order of the Board of Directors,

John F. O’Hara

Secretary

Dated: March 13, 2025

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR. 1. Election of Directors: O Jonathan H. Weis ____ O Harold G. Graber ____ O Dennis G. Hatchell ____ O Edward J. Lauth III ____ O Gerrald B. Silverman ____ FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: Number of Shares: ANNUAL MEETING OF SHAREHOLDERS OF WEIS MARKETS, INC. May 1, 2025 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM Eastern Daylight Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- 20503003003000000000 1 050224 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at http://www.weismarkets.com/financial.html INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) CUMULATIVE VOTING: Do NOT fill in the lines in the "Number of Shares" column unless you wish to use cumulative voting. To cumulate your vote for one or more of the above nominee(s), write on the lines after the name of each nominee the number of votes you desire to cast for that nominee. If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet. See page 1 of the Proxy Statement for an explanation of cumulative voting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2. 2. Proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the corporation. FOR AGAINST ABSTAIN

ANNUAL MEETING OF SHAREHOLDERS OF WEIS MARKETS, INC. May 1, 2025 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at http://www.weismarkets.com/financial.html Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR. 1. Election of Directors: O Jonathan H. Weis ____ O Harold G. Graber ____ O Dennis G. Hatchell ____ O Edward J. Lauth III ____ O Gerrald B. Silverman ____ THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2. 2. Proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the corporation. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Number of Shares: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20503003003000000000 1 050224 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) CUMULATIVE VOTING: Do NOT fill in the lines in the "Number of Shares" column unless you wish to use cumulative voting. To cumulate your vote for one or more of the above nominee(s), write on the lines after the name of each nominee the number of votes you desire to cast for that nominee. If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet. See page 1 of the Proxy Statement for an explanation of cumulative voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR. 1. Election of Directors: Jonathan H. Weis Harold G. Graber Dennis G. Hatchell Edward J. Lauth III Gerrald B. Silverman THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2. 2. Proposal to ratify the appointment of RSM US LLP as the independent NOMINEES: registered public accounting firm of the corporation. Important Notice of Availability of Proxy Materials for the Annual Meeting of Shareholders of WEIS MARKETS, INC. To Be Held On: May 1, 2025 at 10:00 a.m. 1000 South Second Street, Sunbury, Pennsylvania 17801 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before 04/17/25. Please visit http://www.weismarkets.com/financial.html, where the following materials are available for view: • Notice of Annual Meeting of Shareholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 1-866-999-WEIS (9347) E-MAIL: financial_reports@weismarkets.com WEBSITE: http://www.weismarkets.com/financial.html TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the meeting. IN PERSON: You may vote your shares in person by attending the Annual Meeting. TELEPHONE: To vote by telephone, please visit http://www.weismarkets.com/financial.html, to view the materials and to obtain the toll free number to call. MAIL: You may request a proxy card by following the instructions above. - OR - COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER - OR - JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 Please note that you cannot use this notice to vote by mail. - OR -

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 WEIS MARKETS, INC. 1000 South Second Street Sunbury, Pennsylvania 17801 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the on-screen instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Jonathan H. Weis, with the power of substitution, to vote the proxies as designated on the reverse side, all the shares which the undersigned held on record March 13, 2025, at the Annual Meeting of Shareholders at the corporate office located at 1000 South Second Street, Sunbury, Pennsylvania 17801, at 10:00 a.m. Eastern Daylight Time on May 1, 2025 and any adjournment thereof. In his discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. The shares represented by this proxy, duly executed, will be voted. In the event instructions are given in the spaces provided, they will be voted in accordance therewith; if no direction is made, this proxy will be voted FOR all the nominees listed and FOR proposal 2. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors’ nominees. (Continued and to be signed on the reverse side) 1.1